EXHIBIT 99.1

Summer Infant Reports Fourth Quarter and Full Year Results

Completes Major Initiatives in 2015 and Grows Core Business 6%

WOONSOCKET, R.I., Feb. 24, 2016 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fourth quarter and twelve months ended January 2, 2016.

“With 2015 behind us, the year was one of transition and transformation for Summer Infant, and we’re pleased with a number of accomplishments that set the stage for stronger results in the quarters to come,” said Bob Stebenne, Chief Executive Officer. “We successfully refinanced our credit facilities, exited non-core product areas such as furniture, streamlined the Company’s overhead and eliminated excess inventory, all underscored by a new management team intent on achieving higher top line growth and improved financial performance.

“Our strategic decision to focus the Company on new product development and strengthened brands has already led to numerous industry awards and increased interest by our retail customers both in stores and online. We ended 2015 with core brand growth, on a constant currency basis, of 6.1%, reflective of our marketing initiatives. We also generated $9.3 million in cash from operations last year – as compared to a $6.3 million use of cash in 2014 – equating to an improvement of $15.6 million. We begin 2016 with lower debt, a stronger balance sheet, and a host of new and innovative products about to hit the shelves. Given the Company’s operating fundamentals, and the numerous successes of 2015, we feel positive that bottom line results – and returns to our shareholders – will improve going forward.”

Fourth Quarter Results

Net sales for the three months ended January 2, 2016 were $50.8 million compared with $51.0 million for the three months ended January 3, 2015. Excluding $1.4 million and $2.9 million of sales related to non-core business in licensed, private label, and furniture during the fourth quarters of fiscal 2015 and 2014, respectively, as well as $0.8 million in unfavorable foreign exchange effect on a constant currency basis in the fiscal 2015 quarter, core branded sales increased by 4.4%. In addition, the Company sold or eliminated approximately $0.6 million of excess inventory during the quarter, negatively impacting both sales and margins.

Gross profit for the fourth quarter of 2015 was $15.6 million compared with $16.4 million in the fourth quarter of 2014, and gross margin was 30.7% in fiscal 2015 versus 32.3% in the prior year. The decline in gross margin dollars and as a percent of sales in the quarter was primarily due to $0.1 million of losses on the sale of aged inventory below cost, $0.4 million of temporary demurrage, and $0.6 million unfavorable foreign exchange effect on a constant currency basis. Excluding the impact of the aforementioned charges, gross margin would have been 32.4% for the fourth quarter of 2015.

Selling expenses were $4.5 million in the fourth quarter of 2015 compared with $4.7 million in the fourth quarter of 2014; general and administrative expenses (G&A) were $10.9 million in fiscal 2015 versus $10.8 million in fiscal 2014. The fiscal fourth quarter of 2015 included $1.0 million of legal expenses in connection with ongoing litigation. The Company continues to implement cost reduction actions that are expected to further reduce G&A expenses going forward.

Interest expense decreased to $0.6 million in the fourth quarter of 2015 from $0.9 million last year, reflecting reduced debt levels and lower interest rates on the Company’s new credit facility.

The Company reported a net loss of $3.1 million, or $(0.17) per share, in the fourth quarter of 2015 compared with a net loss of $0.6 million, or $(0.03) per share, in the fourth quarter of 2014, primarily reflecting foreign currency losses, the impact of closeout sales tied to the reduction of excess inventory, litigation costs, and accelerated amortization expense.

Adjusted EBITDA for the fourth quarter of 2015 was $1.8 million compared with $2.0 million for the fourth quarter of 2014. Adjusted EBITDA for the fourth quarter of 2015 includes $1.5 million in bank permitted add-back charges compared with $0.8 million in the fourth quarter of 2014.

Adjusted EBITDA and constant currency adjustments are non-GAAP metrics.  Adjusted EBITDA excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Full Year Results

Net sales for the twelve months ended January 2, 2016 were $205.8 million compared with $205.4 million for the twelve months ended January 3, 2015. Excluding $6.8 million and $14.7 million of sales related to non-core business in licensed, private label, and furniture in fiscal 2015 and 2014, respectively, as well as $3.3 million of unfavorable foreign exchange effect on a constant currency basis, Summer Infant’s core branded sales rose by 6.1% in fiscal 2015. This increase in core branded business was primarily attributable to higher sales of 3D Lite™ Convenience Strollers, Pop n Play Portable Playards, gates, and bath products.

Gross profit for fiscal 2015 was $62.0 million as compared with $66.9 million in 2014. Gross profit as a percent of sales decreased to 30.1% in 2015 from 32.6% last year. The decline in gross profit and gross margin was primarily due to $1.9 million in losses on the sale of inventory below cost, related to the Company’s inventory reduction plan; $0.9 million of inventory charges taken to exit the furniture category; $0.7 million in temporary demurrage; and $2.2 million of unfavorable foreign exchange impact, on a constant currency basis, primarily due to the decline in the value of the Canadian dollar. Excluding the impact of the aforementioned charges, gross margin as a percent of net sales for fiscal 2015 would have been 32.4%.

Selling expenses decreased to $17.8 million in fiscal 2015 from $18.4 million in fiscal 2014 and declined as a percent of sales slight, to 8.6% from 9.0%. The decrease in dollars and as a percent of sales was primarily attributable to more efficient retail programs (such as cooperative advertising) and lower royalty costs as part of the Company’s discontinuing certain licensing arrangements.

G&A expense increased to $46.1 million in fiscal 2015 from $40.3 million in fiscal 2014; G&A also increased year-over-year as a percent of sales to 22.4% from 19.6%. The higher amount was primarily attributable to $6.3 million of legal costs and $0.4 million related to an employee termination settled in the second quarter of 2015. Excluding these costs, G&A was 19.2% of sales.

Depreciation and amortization rose 22% to $6.8 million in fiscal 2015 from $5.5 million in the prior-year period. The increase was primarily attributable to $1.5 million of accelerated amortization related to earlier technology as the Company focused on the next generation of monitor devices.

Interest expense declined to $3.3 million from $3.5 million in fiscal 2014, reflecting savings after the Company refinanced its credit facilities in April of 2015, which resulted in lower interest rates on lower debt levels. Such savings were partially offset by a non-cash write-off of $0.7 million related to unamortized financing fees and termination fees associated with the refinancing.

The Company reported a net loss of $8.7 million, or $(0.47) per share, for the twelve months ended January 2, 2016, compared with a net loss of $0.2 million, or $(0.01) per share, in fiscal 2014, reflecting lower gross profit, increased G&A, and higher depreciation and amortization expense year-over-year.

Adjusted EBITDA for fiscal 2015 was $9.7 million compared with $12.7 million in 2014. Adjusted EBITDA for 2015 includes $10.8 million in permitted add-back charges compared with $3.3 million in 2014.

Balance Sheet Highlights

As of January 2, 2016, the Company had approximately $0.9 million of cash and $53.6 million of debt compared with $1.3 million of cash and $58.7 million of debt on January 3, 2015.

Inventory at January 2, 2016 was $36.8 million compared with $44.0 million at January 3, 2015. The Company sold or eliminated approximately $9.4 million of excess inventory in fiscal 2015.

Trade receivables at the end of the fourth quarter were $40.5 million compared with $38.8 million as of January 3, 2015. Accounts payable and accrued expenses were $39.1 million as of January 2, 2016, compared with $30.5 million at the end of fiscal 2014.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, February 25, at 9:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 866-652-5200 or 412-317-6060. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information
This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, constant currency, adjusted net income and adjusted earnings per share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release.  Constant currency sales are determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current local currency sales amounts, with the difference in reported sales being attributable to currency. Adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release.  Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to repay its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due.  These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding future accelerated growth and order flow, improved margins, stronger brand recognition and the impact of cost reduction efforts. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	For the 3 months ended		For the fiscal year ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

Net sales	$50,779	$50,969	$205,804	$205,359
Cost of goods sold	35,180	34,521	143,854	138,418
Gross profit	$15,599	$16,448	$61,950	$66,941
General and administrative expenses(1)	10,897	10,770	46,132	40,273
Selling expense	4,485	4,695	17,780	18,437
Depreciation and amortization	2,853	1,416	6,780	5,548
Operating (loss) income	$(2,636)	$(433)	$(8,742)	$2,683
Interest expense	580	884	3,333	3,455
(Loss) before taxes	$(3,216)	$(1,317)	$(12,075)	$(772)
Income tax (benefit)/expense	(111)	(706)	(3,424)	(527)
Net (loss)/income	$(3,105)	$(611)	$(8,651)	$(245)
(Loss) per diluted share	$(0.17)	$(0.03)	$(0.47)	$(0.01)

Shares used in fully diluted EPS	18,351,914	18,141,738	18,267,596	18,060,799

Reconciliation of Non-GAAP EBITDA

Net (loss)	$(3,105)	$(611)	$(8,651)	$(245)
Plus: interest expense	580	884	3,333	3,455
Plus: (benefit)/expense for income taxes	(111)	(706)	(3,424)	(527)
Plus: depreciation and amortization	2,853	1,416	6,780	5,548
Plus: non-cash stock based compensation expense	165	209	865	1,220
Plus: permitted add-backs (2)	1,454	838	10,794	3,294
Adjusted EBITDA	$1,836	$2,030	$9,697	$12,745

Reconciliation of Adjusted EPS
Net (loss) Income	$(3,105)	$(611)	(8,651)	(245)
Plus: permitted add-backs(3)	980	479	7,275	1,884
Plus: accelerated amortization(4)	1,033	-	1,033	-
Plus: unamortized financing costs (5)	-	-	462	-
Adjusted net income	$(1,092)	$(132)	$119	$1,639
Adjusted earnings per diluted share	$(0.06)	$(0.01)	$0.01	$0.09

(1) Includes stock option expense

(2)Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted addbacks for the three months ended January 2, 2016 consisted of special projects ($1,119), severance costs ($179), board fees ($97) and losses from the inventory liquidation plan ($59). Permitted add-backs for the three months ended January 3, 2015 consisted of severance costs ($360), special projects ($275) and board fees ($203). Permitted add-backs for the twelve months ended January 2, 2016 consisted of special projects, primarily legal fees ($7,140), losses from the inventory liquidation plan ($1,937), losses from exiting the furniture category ($949), board fees ($538) and severance costs ($230). Permitted add-backs for the twelve months ended January 3, 2015 consisted of special projects ($1,446), severance costs ($756), board fees ($475), close-out sales related to furniture ($232), Carter's related scrap ($170), car-seat related scrap ($146) and losses on Carter's related sales ($69).

3)Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements, net of taxes. Permitted addbacks for the three months ended January 2, 2016 consisted of special projects ($754), severance costs ($121), board fees ($65) and losses from the inventory liquidation plan ($40). Permitted add-backs for the three months ended January 3, 2015 consisted of severance costs ($206), special projects ($157) and board fees ($116). Permitted add-backs for the twelve months ended January 2, 2016 consisted of special projects, primarily legal fees ($4,812), losses from the inventory liquidation plan ($1,305), losses from exiting the furniture category ($640), board fees ($363) and severance costs ($155). Permitted add-backs for the twelve months ended January 3, 2015 consisted of special projects ($827), severance costs ($432), board fees ($272), close-out sales related to furniture ($133), Carter's related scrap ($97), car-seat related scrap ($84) and losses on Carter's related sales ($39).

(4)Accelerated amortization on old technology was $1,033, net of taxes, as the Company moves to next generation technology being developed across its product lines.

(5)Write off of unamortized deferred financing costs and termination fees associated with the Company's old credit facility, net of taxes, for the twelve months ended January 2, 2016 ($462).

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	January 2, 2016	January 3, 2015
	(unaudited)

Cash and cash equivalents	$923	$1,272
Trade receivables, net	40,514	38,794
Inventory, net	36,846	44,010
Property and equipment, net	12,007	13,080
Other intangible assets, net	18,512	20,679
Other assets	5,825	4,632
Total assets	$114,627	$122,467

Accounts payable	$29,541	$21,878
Accrued expenses	9,584	8,628
Current portion of long-term debt	3,318	1,641
Long term debt, less current portion	50,256	57,097
Other long term liabilities	2,962	2,994
Deferred tax liabilities	-	2,378
Total liabilities	$95,661	$94,616

Total stockholders’ equity	18,966	27,851
Total liabilities and stockholders’ equity	$114,627	$122,467

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com